Exhibit 99.1

LivingSocial Korea, Inc.
Consolidated Financial Statements
For the Year Ended December 31, 2013

LivingSocial Korea, Inc.
Index
For the Year Ended December 31, 2013

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Independent Auditor's Report
To the Board of Directors and Stockholder of LivingSocial Korea, Inc.
We have audited the accompanying consolidated financial statements of LivingSocial Korea, Inc. and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2013, and the related consolidated statements of operations, comprehensive loss, stockholder's equity and cash flows for the year then ended.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor's Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LivingSocial Korea, Inc. and its subsidiaries at December 31, 2013, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Samil PricewaterhouseCoopers
Seoul, Korea
November 27, 2014

LivingSocial Korea, Inc.
Consolidated Balance Sheet
As of December 31, 2013
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(in thousands, except unit data)
December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$24,769
Accounts receivable, net	15,822
Other current assets	5,302
Total current assets	45,893
Property and equipment, net	5,495
Intangible assets, net	38,499
Other noncurrent assets	3,021
Goodwill	50,755
Total assets	$143,663

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable	$8,937
Merchants payable	87,400
Accrued expenses	22,674
Due to related party	154
Other current liabilities	1,313
Total current liabilities	120,478
Other noncurrent liabilities	5,287
Total liabilities	125,765

Commitments and contingencies (Note 10)

Stockholder's equity
Share capital (1,413,593 units (₩5,000 par value) outstanding at December 31, 2013)	232,483
Accumulated deficit	(216,840)
Accumulated other comprehensive income	2,255
Total stockholder's equity	17,898
Total liabilities and stockholder's equity	$143,663

The accompanying notes are an integral part of these consolidated financial statements.

LivingSocial Korea, Inc.
Consolidated Statement of Operations
For the Year Ended December 31, 2013
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(in thousands)	Year Ended
December 31, 2013
Revenue
Deals	$110,104
Products	2,080
Other	3,210
Total revenue	115,394
Operating expenses
Costs of revenue (exclusive of depreciation and amortization)	28,344
Costs of goods sold (exclusive of depreciation and amortization)	1,503
Marketing expenses	30,015
Selling, general and administrative expenses	125,327
Depreciation and amortization	16,841
Total operating expenses	202,030
Operating loss	(86,636)
Interest expense, net	(1,094)
Other income, net	62
Net loss before provision for income taxes	(87,668)
Provision for income taxes	183
Net loss	$(87,851)

The accompanying notes are an integral part of these consolidated financial statements.

LivingSocial Korea, Inc.
Consolidated Statement of Comprehensive Loss
For the Year Ended December 31, 2013
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(in thousands)	Year Ended
December 31, 2013
Net loss	$(87,851)
Other comprehensive income:
Foreign currency translation adjustments	2,420
Comprehensive loss	$(85,431)

The accompanying notes are an integral part of these consolidated financial statements.

LivingSocial Korea, Inc.
Consolidated Statement of Cash Flows
For the Year Ended December 31, 2013
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(in thousands)	Year Ended
December 31, 2013
Operating activities
Net loss	$(87,851)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	16,841
Unrealized foreign currency transaction loss	73
Stock-based compensation	60,014
Provision for refunds and loyalty awards	25,320
Change in assets and liabilities:
Accounts receivable	(3,558)
Other current assets	(2,212)
Other noncurrent assets	(433)
Accounts payable	3,479
Merchants payable and accrued expenses	10,935
Other	5,894
Net cash provided by operating activities	28,502

Investing activities
Purchases of property and equipment and capitalized software	(4,098)
Cash received from sale of business and assets	318
Change in restricted cash	(473)
Net cash used in investing activities	(4,253)

Financing activities
Repayments on parent working capital loan	(11,084)
Net cash used in financing activities	(11,084)

Effect of exchange rate changes on cash and cash equivalents	495
Net increase in cash and cash equivalents	13,660

Cash and cash equivalents
Beginning of period	11,109
End of period	$24,769

Non-cash investing and financing activities
Gain on sale of subsidiary to Parent reported in equity	$4,951
Forgiveness of loan from parent	$6,844

Supplemental cash flow information
Cash paid for interest on related party borrowings	$1,329

The accompanying notes are an integral part of these consolidated financial statements.

LivingSocial Korea, Inc.
Consolidated Statement of Stockholder's Equity
For the Year Ended December 31, 2013
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(in thousands)	Share capital	Investment in shares of Parent	Accumulated deficit	Accumulated other comprehensive income (loss)	Total stockholder's equity

Balance at December 31, 2012	$276,113	$(115,439)	$(128,989)	$(165)	$31,520
Net loss	—	—	(87,851)	—	(87,851)
Parent shares forfeited	(8,342)	8,342	—	—	—
Vesting of employee stock-based compensation awards	(107,097)	107,097	—	—	—
Foreign currency translation	—	—	—	2,420	2,420
Forgiveness of loan from Parent	6,844	—	—	—	6,844
Gain on sale of subsidiary to Parent	4,951	—	—	—	4,951
Stock-based compensation	60,014	—	—	—	60,014
Balance at December 31, 2013	$232,483	$—	$(216,840)	$2,255	$17,898

The accompanying notes are an integral part of these consolidated financial statements.

LivingSocial Korea, Inc.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2013

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1.    Summary of Business
LivingSocial Korea, Inc. ("LivingSocial-Korea" or the "Company"), through its wholly-owned subsidiary Ticket Monster Inc. ("TicketMonster") is a provider of e-commerce deals, primarily in the Republic of Korea.
The Company's business consists of "Deals," "Products" and "other" offerings. The Company uses email, the Internet, mobile devices, social networks and other forms of media to promote its offerings. Deals represent discounted goods and services offered to the Company's subscribers on behalf of its merchant partners, who are responsible for providing the product or service to the consumer. Products represent tangible goods sold directly to subscribers, where the Company is the primary obligor.
The Company was established by LivingSocial, Inc. ("LivingSocial" or the "Parent") on July 1, 2011 and acquired TicketMonster on September 16, 2011. In December 2013, the Company sold its Malaysian subsidiary to LivingSocial. On January 2, 2014 the Company was acquired by a subsidiary of Groupon, Inc., as discussed in Note 11.
2.    Summary of Significant Accounting Policies
Principles of Consolidation and Basis of Presentation
The Company has prepared the consolidated financial statements in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). The accompanying consolidated financial statements include the accounts of the Company and its majority-owned and controlled subsidiaries. All intercompany transactions and balances between the Company and its subsidiaries have been eliminated.
The accompanying consolidated financial statements include all of the relevant assets, liabilities, revenues and expenses attributable to LivingSocial-Korea's operations. These financial statements do not include any corporate assets or liabilities of LivingSocial which cannot be specifically identifiable to LivingSocial-Korea.
Foreign Currency
The Company's functional and reporting currency is the United States dollar. The functional currency of its wholly-owned subsidiaries is the subsidiaries' local currency. Assets and liabilities of subsidiaries are translated into United States dollars based on exchange rates at the end of the reporting period. Income and expense items are translated at the average exchange rates prevailing during the reporting period. Translation adjustments for subsidiaries that have not been sold, substantially liquidated or otherwise disposed of are accumulated in other comprehensive income (loss), a component of stockholder's equity. Foreign currency translation adjustments are the sole component of accumulated other comprehensive loss at December 31, 2013. Foreign currency transaction gains and losses, excluding gains and losses on intercompany balances where there is no current intent to settle such amounts in the foreseeable future, are included in the determination of net loss. The losses associated with foreign currency transactions were approximately $0.6 million for the year ended December 31, 2013.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. In the accompanying consolidated financial statements, estimates are used for, but not limited to, stock-based compensation, allowance for doubtful accounts, income taxes, acquired goodwill and intangible assets and their useful lives, recoverability

LivingSocial Korea, Inc.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2013

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of goodwill and other long-lived assets, refunds, contra revenue, loyalty rewards, contingent liabilities, corporate expense allocations, and the useful lives of fixed assets. Actual results could differ materially from those estimates.
Fair Value
The consolidated balance sheets include various financial instruments (primarily cash equivalents) that are recorded at fair value. Fair value is the price that would be received from the sale of an asset or paid to transfer a liability assuming an orderly transaction in the most advantageous market at the measurement date. U.S. GAAP establishes a hierarchical disclosure framework which prioritizes and ranks the level of observability of inputs used in measuring fair value. These tiers include:
Level 1 - defined as observable inputs such as quoted prices in active markets for identical assets;
Level 2 - defined as observable inputs other than Level 1 prices such as quoted prices for similar assets; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and
Level 3 - defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.
See Note 8 for additional information regarding fair value.
Concentrations of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. While the Company maintains its cash and cash equivalents with financial institutions with high credit ratings, it often maintains these deposits in federally insured financial institutions in excess of federally insured limits. Accounts receivable include funds owed to the Company by a limited number of payment processors.
Cash, Cash Equivalents and Restricted Cash
The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The cash and cash equivalents balance at December 31, 2013 consisted of cash deposited in institutional money market mutual funds and regular interest bearing and noninterest bearing depository accounts with commercial banks.
The Company's restricted cash balance as of December 31, 2013 was $0.6 million, related primarily to letters of credit for facility leases and other collateral related to payment processing. Restricted cash is included within "Other current assets" and "Other noncurrent assets" in the accompanying consolidated balance sheet as of December 31, 2013.
Accounts Receivable
Accounts receivable primarily represents the net cash due from the Company's credit card and other payment processors for cleared transactions as well as cash due from merchants. When necessary, the carrying amount of the Company's receivables is reduced by an allowance for doubtful accounts that reflects management's best estimate of amounts that will not be collected. The allowance is based on historical experience and specific risks identified in collection matters. The Company's allowance for doubtful accounts was $2.8 million at December 31, 2013.
Property and Equipment
Property and equipment is carried at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the following estimated useful lives:

LivingSocial Korea, Inc.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2013

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Computer equipment	1-3 years
Office furniture and equipment	3-7 years
Software	3 years
Leasehold improvements	shorter of useful life or remaining lease term
The Company periodically reviews the depreciation method, useful lives and estimated salvage value of its property and equipment and revises those estimates as necessary. Repairs and maintenance costs are expensed as incurred.
Internally Developed Software
Costs related to the design or maintenance of internally developed software are expensed as incurred. Costs incurred in the application development stage to develop software applications for internal use are capitalized and amortized over the estimated useful lives of the software once placed in service. The Company has capitalized $1.6 million of costs associated with internally developed software as of December 31, 2013. Amortization of capitalized amounts was $0.4 million in 2013.
Intangible Assets
Intangible assets are definite lived intangible assets generated from business combinations and are carried at cost less accumulated amortization. Amortization is calculated over the estimated useful lives. The Company applies an accelerated method of amortization to reflect an estimated pattern of economic benefit received from the subscriber relationships intangible asset. The remaining intangible assets are amortized using the straight-line method over their estimated useful lives as patterns of economic benefit cannot be reliably determined.
Impairment of Long-lived Assets
The Company assesses its long-lived assets for impairment when indicators of potential impairment are present. If impairment indicators are present, recoverability of assets is measured by comparing the carrying values of the assets to the future undiscounted cash flows expected to be generated by the assets. Any impairment loss would be measured as the excess of the assets' carrying values over their fair values. Fair value is based on market prices, when available, or the use of various other valuation techniques, including discounted cash flows.
Impairment of Goodwill
Goodwill is the excess of the acquisition cost of businesses over the fair value of the identifiable net assets acquired. Impairment testing for goodwill assigned to the Company's sole reporting unit is performed annually on October 1 or more frequently if indicators of potential impairment exist. When the Company performs its impairment test, it first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If based on this assessment the Company determines it is more likely than not that the fair value of the reporting unit is less than its carrying amount, then performing the two-step impairment test is necessary. The first step of the goodwill impairment test examines whether the carrying value of a reporting unit exceeds its fair value. If the carrying value of the reporting unit exceeds its fair value, the second step of the test requires the Company to then compare the implied fair value of that reporting unit's goodwill with the carrying value of its goodwill to determine the amount of impairment charge, if any. Fair value is based on market prices, when available, or the use of various valuation techniques.
Comprehensive Income (Loss) and Accumulated Other Comprehensive Income (Loss)
Comprehensive income (loss) includes the total of the Company's net income (loss) and all other changes in equity other than transactions with owners, including changes in equity for cumulative translation adjustments resulting from the consolidation of foreign subsidiaries as the financial statements of the subsidiaries are accounted for using the local currency as the functional currency.

LivingSocial Korea, Inc.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2013

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Revenue Recognition
The Company recognizes revenue principally from (i) Deals, (ii) Products and (iii) other service offerings.  Revenue is recognized when the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred; the selling price is fixed or determinable; and collectability is reasonably assured. Any cash payments received from revenue transactions are recorded as deferred revenue until all of the criteria have been met. The Company's deferred revenue balances include amounts from all types of revenue sources. Deferred revenue was $0.5 million as of December 31, 2013 and is included in "Other current liabilities" in the accompanying consolidated balance sheet.
Deals
For Deals, the customer is the merchant. The revenue recognition criteria are met when the Company has fulfilled its obligations to the merchant typically by electronically delivering the voucher to the subscriber and providing the purchaser list to the merchant. Under certain Deals arrangements, the Company is obligated to (i) provide subscriber delivery information to the merchant or (ii) deliver the products to the subscriber on behalf of the merchant; in these situations the revenue recognition criteria are satisfied when the required obligations are met.  The Company's Deal merchants assume the contractual risks, which include providing the goods or service and the risk of unsold inventory. As such, all Deals transactions are recorded at the net commission amount, which is the amount charged to the subscriber less the amount to be paid to the merchant and any applicable taxes and net of estimated refunds.
Under certain Deals arrangements, the Company pays the merchant on a redemption model, whereby the merchant is paid based on vouchers redeemed as opposed to vouchers sold. If a subscriber does not redeem a voucher under these agreements, the Company retains the entire initial purchase value of the voucher including the amount that would have been payable to the merchant if the deal had been redeemed, to the extent permitted by local laws and regulations. The Company records revenue from unredeemed vouchers, less any applicable taxes, and derecognizes the related liability only when the Company is legally released from its obligation, which the Company deems to be the later of (i) the expiration of the paid and promotional value of the voucher and (ii) final payment to the merchant to the extent permitted by local law.
Products
For Products, the revenue recognition criteria are met when the goods are shipped and title passes to the subscriber, which is the customer in a Products arrangement. Product sales represent revenue from the gross selling price of products and related shipping fees, net of promotional discounts and returns allowances. The Company is the primary obligor in these transactions, is subject to inventory risk, and has latitude in establishing prices.
Other
The Company's Other revenues are derived primarily from advertising arrangements with third parties.  Revenue from advertising sales is recognized as advertising services are provided to the Company's customers.
Contra-revenue
The Company makes payments through arrangements with merchants. Payments to merchants are generally recorded as contra-revenue unless the Company receives in return a specifically identifiable benefit and the fair value of such benefit is determinable and measurable. If a benefit can be identified with a determinable and measurable fair value, the payment is recorded as marketing expense up to the fair value of the benefit.
Subscriber Loyalty Programs
The Company's loyalty programs allow its subscribers to earn credits that can be redeemed for future purchases of Deals or Products. Subscriber credits are provided to existing subscribers for performing qualifying acts. A qualifying act is when a subscriber performs an action, such as providing the Company a new subscriber referral, and the subscriber is made aware of the credits prior to the performance of the action. Upon issuance of the subscriber credits following a qualifying act, the

LivingSocial Korea, Inc.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2013

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value of subscriber credits is allocated between marketing expense or contra-revenue, based upon an estimate of whether such credits will be used by a subscriber in a Deals or Products transaction. If credits are issued for a specific revenue transaction, the value of the subscriber credit is recorded consistent with the underlying revenue transaction. Unredeemed subscriber credits are recorded at the Company's ultimate cost of such credits in accrued liabilities. The cost of expired credits is reversed against the initial marketing expense or revenue amounts in the period of expiration.
The Company also issues promotional credits in subscriber acquisition and other marketing campaigns, where the recipient of the credits is not required to perform any qualifying acts. Upon redemption, the value of promotional credits is recorded as either marketing expense or contra-revenue, dependent upon how the underlying revenue transaction is recorded (Deals or Products, respectively).
Subscriber Refunds
At the time revenue is recorded, the Company records an accrual for estimated refunds primarily based on the Company's historical experience with refunds.  Refunds are recorded as a reduction of revenue.  The liability for refunds is adjusted as appropriate as actual refund activity occurs. The Company routinely evaluates its assumptions used to estimate its subscriber refund accrual based on developments in refund and expiration patterns, subscriber contract changes, and other factors.
Costs of Revenue
Costs of revenue consist primarily of editorial and production costs, which include payroll and benefit costs, including related stock-based compensation expense, email fees for delivering vouchers to subscribers, fees paid to credit card and other payment processors, shipping costs, commissions paid to delivery agents and distributor fees. The Company records these costs when incurred. In addition, when it becomes probable that a revenue contract will result in an overall loss, the expected loss is recognized as costs of revenue when such losses become evident.
Costs of Goods Sold
Costs of goods sold include the cost of Products sold to subscribers along with outbound shipping charges and allocated editorial and production costs. Editorial and production costs include payroll and benefit costs, including related stock-based compensation expense, email fees for delivering vouchers to subscribers, fees paid to credit card and other payment processors, shipping costs, commissions paid to delivery agents and distributor fees. The Company records these costs upon the sale of Products.
Marketing Expenses
Marketing expense consists primarily of subscriber acquisition costs. These include online marketing costs, such as sponsored search, advertising on social networking sites, email marketing campaigns, and subscriber loyalty programs, and to a lesser extent, offline marketing costs such as television, radio and print advertising. Marketing payroll and benefit costs, including related stock-based compensation expense, are also classified as marketing expense. The Company records these costs when incurred. For the year ended December 31, 2013, advertising costs were $2.6 million.
Stock-Based Compensation
The Company has used its Parent's common stock for various forms of stock-based awards, including, but not limited to, stock options and restricted stock, to compensate its employees for future service. The Company accounts for stock-based compensation at fair value on the date of grant or modification, net of estimated forfeitures. The Company determines the fair value of stock options using the Black-Scholes option pricing model. The fair value of other stock-based awards is based on the valuation of the Company's common stock on the date of grant or modification (see Note 7). The fair value of an award that is ultimately expected to vest is recognized as expense on a straight-line basis over the requisite service period.

LivingSocial Korea, Inc.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2013

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Stock-based compensation expense of $60.0 million is presented within selling, general and administrative expense in the consolidated statement of operations for the year ended December 31, 2013, consistent with the classification of the employees' salary and benefits.
Income Taxes
The Company accounts for income taxes using the asset and liability approach. This approach requires the recognition of tax benefits or expenses on the temporary differences between the financial reporting and tax bases of the Company's assets and liabilities. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized. The Company also recognizes a tax benefit from uncertain tax positions only if it is "more likely than not" that the position is sustainable based on its technical merits. The Company's policy is to recognize interest and penalties on uncertain tax positions as a component of income tax expense.
Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update ("ASU") 2014-09, Revenue from Contracts with Customers. This ASU is a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. The ASU is effective for annual periods beginning after December 15, 2016 and interim periods within those annual periods. The Company is still assessing the impact of adoption on its consolidated financial statements.
3.    Property and Equipment

(in thousands)	December 31,
2013
Computer equipment	$5,137
Office furniture and equipment	847
Software	3,006
Leasehold improvements	937
Construction in progress	128
Total property and equipment, gross	10,055
Less: Accumulated depreciation and amortization	(4,560)
Total property and equipment, net	$5,495
Depreciation and amortization expense related to property and equipment for the year ended December 31, 2013 was approximately $2.9 million.

LivingSocial Korea, Inc.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2013

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4.    Intangible Assets and Goodwill
Intangible Assets
The carrying amounts of definite lived intangible assets consist of the following:

(in thousands)	December 31, 2013

	Gross	Accumulated	Net
	Carrying Value	Amortization	Carrying Value
Subscriber relationships	$56,905	$(33,954)	$22,951
Trade names	19,216	(3,668)	15,548
Total intangible assets	$76,121	$(37,622)	$38,499
Amortization of intangible assets is computed using the straight-line method over their estimated useful lives, which range from 1 to 12 years. Amortization expense for definite lived intangible assets was approximately $13.9 million for the year ended December 31, 2013. The weighted average remaining amortization period of intangible assets is 6.1 years as of December 31, 2013. Estimated future amortization expense with respect to definite lived intangible assets existing at December 31, 2013, by year and in the aggregate, is as follows:

(in thousands)

Years Ended December 31,	Amount
2014	$9,076
2015	9,691
2016	6,727
2017	3,725
2018	1,626
Thereafter	7,654
Total	$38,499
Goodwill
The carrying value of goodwill was $50.8 million at December 31, 2013. Given that a significant component of goodwill is related to the Company's expected future growth of its sole reporting unit, the Company closely monitors the results and projections of the reporting unit.  If the long-term financial forecasts for the reporting unit deteriorates and/or other indicators of impairment are present, the Company could be required to recognize impairment losses on the carrying value of the goodwill in future periods. The Company believes the fair value of its goodwill exceeds its carrying value at December 31, 2013. No goodwill impairments were recognized for the year ended December 31, 2013.
5.    Accrued Expenses
The following summarizes the Company's accrued expenses as of December 31, 2013:

LivingSocial Korea, Inc.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2013

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(in thousands)	December 31,
2013
Loyalty programs	$3,992
Refunds	3,467
Accrued compensation and benefits	7,737
Other accrued expenses	7,478
Total accrued expenses	$22,674
6.    Related Party Transactions
LivingSocial has provided certain executive office and other administrative services to the Company and has allocated the fair value of such services to the Company, when material, based on the business unit's pro rata share of revenue. For the year ended December 31, 2013, $1.7 million was allocated for these services.
As of December 31, 2013, the Company had related party loans with LivingSocial and its subsidiaries to support working capital requirements, with balances of approximately $0.2 million. The loans have stated terms and conditions, including a stated interest rate equal to the one-year LIBOR rate plus 350 basis points compounded on a daily basis. In connection with the acquisition of the Company on January 2, 2014, as discussed in Note 11, these related party loans were repaid.
In connection with the Company's acquisition of TicketMonster in 2011, LivingSocial contributed 27.9 million shares of its common stock, with an estimated fair value of $195.0 million, to the Company to be used for both purchase consideration and post-acquisition compensation purposes. These shares are presented in the Company's consolidated statement of stockholder's equity as Investment in Shares of Parent as of December 31, 2012. Prior to the acquisition of the Company, as discussed in Note 11, all shares of LivingSocial common stock that were to be earned by and distributed to TicketMonster's founders and employees pursuant to the Company's 2011 acquisition of TicketMonster were distributed in December 2013 which reduced the Investment in Shares of Parent balance to zero as of December 31, 2013.
The Company sold its Malaysian subsidiary to LivingSocial on December 26, 2013 in exchange for proceeds consisting of a $1.6 million reduction of the Company's related party payable balance. The subsidiary had a net book value of $(3.4) million, including $1.9 million of related party payables due to LivingSocial. The $5.0 million excess of the proceeds over the negative net book value of the subsidiary upon derecognition has been recognized as a capital transaction within stockholder's equity.
7.    Stock-Based Compensation
The Company has used LivingSocial common stock for various forms of stock-based awards, including but not limited to stock options and restricted stock, to compensate its employees and directors for future service.

LivingSocial Korea, Inc.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2013

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Stock Options
Options generally become vested and exercisable over a period of four years. The term of the options is up to ten years. A summary of stock option activity during the year ended December 31, 2013 is presented below:

	Stock Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2012	2,836,536	$0.35	9.89	$—
Granted	784,450	$0.35
Exercised	(5,625)	$0.35
Forfeited	(548,809)	$0.35
Outstanding at December 31, 2013	3,066,552	$0.35	8.98	$—
Exercisable at December 31, 2013	679,804	$0.35	8.55	$—
During the year ended December 31, 2013, the weighted average fair value of stock options granted was $0.06. Stock-based compensation during 2013 was approximately $0.1 million from stock options.
The Company uses the Black-Scholes option-pricing model to estimate the fair value of stock option grants. The determination of the fair value of stock-based compensation grants is affected by estimates of the fair value of LivingSocial's stock as well as assumptions regarding a number of variables, including stock price volatility, risk-free interest rate and actual and projected stock option exercise behaviors. The Company estimated the fair value for these stock options at the grant date, using the following assumptions:

Year Ended December 31, 2013
Risk-free interest rate	0.93% - 1.72%
Expected dividend yield	—
Expected volatility	45.45% - 46.20%
Expected term (years)	6.25
LivingSocial did not anticipate paying dividends on common stock during the expected term of the grants; therefore, the dividend rate was assumed to be zero. Expected volatility is estimated by considering the historical volatility of similar publicly-traded companies for which share price information is available. The expected term represents the period of time the stock options are expected to be outstanding; the Company estimated the expected term using the "simplified method" as it does not have sufficient historical exercise data to provide a reasonable estimate.
As of December 31, 2013, unrecognized stock-based compensation, net of estimated forfeitures, relating to unvested stock options was approximately $0.4 million, which was scheduled to be recognized as stock-based compensation over a weighted-average period of 2.7 years. In connection with the acquisition of the Company on January 2, 2014, as discussed in Note 11, all outstanding options to acquire LivingSocial common stock held by TicketMonster employees terminated in accordance with their terms (generally upon closing for unvested options and three months after closing for vested options).

LivingSocial Korea, Inc.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2013

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Restricted Stock
Restricted stock of LivingSocial was granted to TicketMonster's founders and employees in connection with the Company's acquisition of TicketMonster on September 16, 2011. Those restricted stock awards were scheduled to vest following three years of continued employment after the TicketMonster acquisition. Prior to the acquisition of the Company by a subsidiary of Groupon, Inc., as discussed in Note 11, vesting of all restricted stock was accelerated on December 24, 2013 and the remaining unrecognized stock-based compensation expense was recognized at that time.
A summary of restricted stock activity during the year ended December 31, 2013 is presented below:

	Shares of Restricted Stock	Weighted- Average Grant Date Fair Value
Outstanding at December 31, 2012	16,457,359	$7.00
Granted	—	$—
Vested	(15,299,431)	$7.00
Forfeited	(1,157,928)	$7.00
Outstanding at December 31, 2013	—	$—
Stock-based compensation expense was $60.0 million during 2013 related to restricted stock.
Common Stock Valuations
Given the lack of an active public market for the Parent's common stock, the Company determined the fair value per share of the common stock underlying the stock-based awards through contemporaneous valuations as authorized by the Parent's board of directors, third-party transactions in the Parent's stock, or management's best estimate of fair value based upon recent transactions and valuations.

LivingSocial Korea, Inc.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2013

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8.    Fair Value
Fair value is the price that would be received from the sale of an asset or paid to transfer a liability assuming an orderly transaction in the most advantageous market at the measurement date. U.S. GAAP establishes a hierarchical disclosure framework which prioritizes and ranks the level of observability of inputs used in measuring fair value.
Estimated Fair Value of Financial Assets and Liabilities Not Measured at Fair Value
The Company's financial instruments that are not carried at fair value include restricted cash, prepaid expenses and other current assets, deposits, accounts receivable, accounts payable, merchants payable, accrued expenses, and other current liabilities. The carrying values of these assets and liabilities approximate their fair values due to their short-term nature.
Assets Measured at Fair Value on a Nonrecurring Basis
The Company measures its long-lived assets, including property and equipment, goodwill and other intangible assets, at fair value on a nonrecurring basis. These assets are recognized at fair value when they are deemed to be impaired.
9.    Income Taxes
Domestic (Korean) and foreign components of loss from continuing operations before income taxes are presented below:

(in thousands)	Year Ended
December 31, 2013
Domestic loss before income taxes	$(86,316)
Foreign loss before income taxes	(1,352)
Total loss before income taxes	$(87,668)
The provision for income taxes consists of the following:

(in thousands)	Year Ended
December 31, 2013
Current income tax provision:
Domestic	$183
Total	183

Deferred income tax provision (benefit):
Domestic	(24,445)
Foreign	550
Total	(23,895)

Change in valuation allowance	23,895

Total provision for income taxes	$183

LivingSocial Korea, Inc.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2013

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The difference between income taxes computed by applying the Korean statutory income tax rate to losses before income taxes and the provision for income taxes is attributable to the following:

(in thousands)
Year Ended December 31, 2013
Expected tax benefit at Korean statutory rate of 22%	$(19,287)
Stock-based compensation	13,232
Non-deductible employee bonus	3,178
Statutory loss on Investment in shares of Parent	(22,832)
Change in valuation allowance	23,895
Other	1,997
Total provision for income taxes	$183
Deferred income taxes reflect the net tax effects of differences between the bases of assets and liabilities for financial reporting and income tax purposes. The Company's deferred income tax assets and liabilities consisted of the following:

(in thousands)	December 31,
2013
Deferred tax assets:
Accruals and advances	$1,159
Depreciation	48
Customer refunds and loyalty awards	1,220
Net operating loss carryforward	33,064
Other	86
Total deferred tax assets	35,577

Deferred tax liabilities:
Intangible assets	$(8,373)
Total deferred tax liabilities	(8,373)

Valuation allowance	(27,204)
Total deferred tax asset (liability), net	$—
As of December 31, 2013, the Company had domestic net operating loss carry forwards of $150.3 million, which begin to expire in 2020. The Company is required to establish a valuation allowance for deferred tax assets if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the projected future taxable income and tax planning strategies in making this assessment. The Company maintains a full valuation allowance against its net deferred tax assets as of December 31, 2013.
The Company is subject to income taxes in the Republic of Korea and Malaysia. Significant judgment is required in evaluating the Company's tax positions and determining its provision for income taxes. The Company establishes liabilities for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These liabilities are established when the Company believes that certain positions might be challenged despite its belief that its tax return positions are fully supportable. The Company adjusts these liabilities in light of changing facts and circumstances,

LivingSocial Korea, Inc.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2013

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such as the outcome of a tax audit. The provision for income taxes includes the impact of changes to the liability that is considered appropriate. The Company has identified no material uncertain tax positions as of December 31, 2013.
The Company is subject to income tax audits in all jurisdictions for which it files tax returns. Tax audits by their very nature are often complex and can require several years to complete. Neither the Company nor any of its subsidiaries is currently under audit in any jurisdiction. Domestic tax audits for the Company and its subsidiaries have been completed for the periods from 2010 through 2012.
10.    Commitments and Contingencies
Operating Leases
The Company has entered into various non-cancelable operating lease agreements, primarily covering certain of its offices in the Republic of Korea, with original lease periods expiring between 2014 and 2017. Rent expense under these operating leases was $4.1 million for the year ended December 31, 2013. Certain of these arrangements have renewal or expansion options and adjustments for market provisions, such as free or escalating base monthly rental payments. The Company recognizes rent expense under such arrangements on a straight-line basis over the initial term of the lease. The difference between the straight-line expense and the cash paid for rent has been recorded as deferred rent.
As of December 31, 2013, future payments under operating leases (including rent escalation clauses but excluding a proportionate share of operating expenses) were as follows:

(in thousands)
Years Ended December 31,	Operating Leases
2014	$1,926
2015	1,805
2016	1,790
2017	1,295
2018	—
Total	$6,816
Contingencies
From time to time the Company and its subsidiaries are party to certain litigation or other legal proceedings arising in the ordinary course of business.  Because of uncertainties inherent in litigation, the Company cannot predict the outcome of such litigation or other legal proceedings; however, the Company believes that none of these matters involve material losses that are probable or estimable at this time. Accordingly, the company has not recorded an accrual for any possible losses in its consolidated financial statements.

LivingSocial Korea, Inc.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2013

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11.    Subsequent Event
On January 2, 2014, all of the outstanding equity interests of the Company were acquired by a subsidiary of Groupon, Inc. for an aggregate acquisition price of $259.4 million, consisting of $96.5 million in cash and $162.9 million of Groupon, Inc. Class A common stock.
The Company has performed an evaluation of subsequent events through November 27, 2014, the date the accompanying consolidated financial statements were available to be issued.